Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 21, 2020, relating to the consolidated financial statements of Kaleyra, Inc. as of and for the year ended December 31, 2019, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

June 5, 2020